Exhibit 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of the Agreement Date, is between Buyer and Seller, and relates to the purchase and sale of the Loan and the other Assigned Rights. In consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. The following terms shall have the corresponding meanings in this Agreement:

Parties

“Buyer”: Aqua Property NT-HCI, LLC, a Delaware limited liability company.

“Seller”: Wells Fargo Bank, National Association

Loan Information

“Borrower”: Pinebrook LLC (f/k/a MVSL Wolfpen LLC), an Ohio limited liability company.

“Loan”: Collectively, the loans made by Seller to Borrower on or about August 23, 2007, in the original principal amount of $17,905,000.

“Real Property Collateral”: That certain property commonly known as the Pinebrook Retirement Living Center in Milford, Ohio, as more particularly described in Exhibit A to the Assignment of Security Instrument.

Purchase Price

“Purchase Price”: $15,600,000. Revenue , accrued expenses and prepaid expenses with respect to the Real Property Collateral, and cash on deposit in the Independent Account, will be prorated as of the Closing Date (it being agreed that excess cash flow on deposit after the above described prorations that is attributable to the Real Property Collateral prior to the Closing Date shall belong to Seller). Security Deposits from residents and future residents at the Real Property Collateral, to the extent in the actual possession of Borrower and/or Seller, shall be delivered to Buyer on the Closing Date. All prorations shall be final.

Key Dates

“Agreement Date”: November 19, 2013.

“Closing Date”: The date on which the Closing occurs.

“Commitment Date”: The date on which Buyer delivers the notice that it has elected to proceed to Close the Transaction as set forth in Section 2.3.

“Review Period”: The period beginning on the Agreement Date and ending on the earlier to occur of: (a) the later to occur of: (i) December 18, 2013, and (ii) the date that is five (5) Business Days following the date that Buyer first receives notice of an Encumbrance in a writing or otherwise first has Actual Knowledge thereof; and (b) the Commitment Date.

“Scheduled Closing Date”: Either: (a) without limiting any of Buyer’s rights hereunder, the later to occur of: (i) the date that is the earlier of: (A) December 23, 2013; and (B) 15 days after the Commitment Date, (ii) the date that is five (5) Business Days following the date that either Buyer or Seller first receives notice in a writing of any breach or inaccuracy of any representation or warranty made herein by the other Party, or otherwise first has Buyer’s Actual Knowledge or Seller’s Actual Knowledge (as applicable) thereof, or (iii) the date that is five (5) Business Days following the date of Buyer’s Actual Knowledge of any Material Casualty or Material Condemnation occurring after the Commitment Date, or (b) such other date agreed upon by the Parties.

Other Definitions

“Affiliate”: With respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person. The term “control” shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” shall have correlative meanings.

“Agreement”: This Loan Purchase and Sale Agreement.

“Applicable Law”: A law, statute, ordinance, order, decree, directive, rule or regulation of a Governmental Authority applicable to a matter or Person.

“Assigned Rights”: All of Seller's right, title and interest in, to and under the Loan, the Loan Documents, the Collateral and all related proceeds, servicing rights and Claims, but excluding the Retained Rights.

“Assignment of Loan Documents”: An Omnibus Assignment and Assumption of Loan Documents, in substantially the form of Exhibit B-1.

“Assignment of Security Instrument”: One or more Assignments of Security Instrument, in substantially the form of Exhibit B-2, modified as necessary to be recorded in the county in which Real Property Collateral is located, and executed and acknowledged before a notary public.

“Assumed Obligations”: All obligations and liabilities of Seller under the Loan Documents, including those relating to servicing the Loan, for the Post-Closing period.

“Borrower Party”: Borrower and any guarantor, surety, indemnitor or other Person obligated or liable for payment or performance under the Loan Documents.

“Buyer's Actual Knowledge”: With respect to any matter, the current and actual (and not constructive, imputed or implied) knowledge of that matter of the officer of Buyer named

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below, who has current and direct responsibility for the management of the Transaction, without any personal liability or duty of inquiry on his part: Doug Bath.

“Business Day”: A day that is not a Saturday, a Sunday or another day on which the Federal Reserve Bank of New York is closed.

“Claim”: A claim, right, demand, cause of action, legal action or proceeding, liability, obligation, loss, cost or expense (including related legal fees and expenses) that is based upon, arises out of or is related to the Assigned Rights or this Agreement, including its negotiation, execution or performance. A Claim may be: (a) made by a Party or its Related Parties against the other Party pursuant to Article VIII, (b) made by a Person other than a Party against a Party or its Related Parties, or (c) sustained or incurred by a Party or its Related Parties. In addition, a Claim may be direct or indirect, actual or potential, filed or unfiled, absolute or contingent, known or unknown, or suspected or unsuspected, and may be based on contract, tort or other legal or equitable theory.

“Close” or “Closing”: The completion of the actions specified in Section 3.1.

“Collateral”: The Real Property Collateral and all other property in or over which a lien or security interest has been (or was intended to have been) granted or otherwise created under the Loan Documents for the benefit of Seller or other holder of the Loan. Collateral may be real or personal (including any Reserves), tangible or intangible, of any other kind or nature, or now owned or hereafter acquired.

“Confidentiality Agreement”: Collectively: (a) the Confidentiality Agreement dated September 6, 2013 between The Freshwater Group and Seller, and (b) the Confidentiality Agreement dated September 10, 2013 between ND Investment-T, LLC and Seller, in each case restricting Buyer's disclosure of certain information relating to the Assigned Rights and the Transaction, its contact with certain Persons and other matters.

“Deposit”: $468,000. An amount equal to $312,000 shall be deposited on the Agreement Date or next Business Day (the “First Deposit Installment”), and an amount equal to $156,000 shall be deposited on the Commitment Date or next Business Day (the “Second Deposit Installment”). All interest and other proceeds of investment earned on the amounts on account shall be added to the Deposit and disbursed with the remainder of the Deposit in accordance with the terms of this Agreement.

“Dispute”: A Claim, dispute or controversy between the Parties or their Related Parties to the extent it is based upon, arises out of or is related to Transaction-Related Matters.

“Encumbrance”: Any of the following: (a) a mortgage, deed of trust, pledge, lien, security interest, charge, hypothecation, encumbrance or other adverse claim against title, (b) a purchase, sale, assignment, participation, option, put, call or subordination, or (c) an agreement or instrument that effects or would effect any of the foregoing.

“Excluded Materials”: All documents, notes, correspondence and other materials relating to the Assigned Rights, which Seller’s determines in good faith: (a) are subject to the attorney-client privilege or work product doctrine, (b) consist of financial or other information relating to a natural Person, (c) consist of personal or “shadow” files of an employee of Seller, (d) consist of electronic mail sent or received by Seller, or (e) consist of underwriting memoranda, credit analyses, reviews of third-party reports, action or

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workout plans, periodic management reports or other materials prepared for Seller's internal use.

“First Amendment to Settlement Agreement”: That certain First Amendment to Settlement Agreement dated as of August 9, 2013, by and among Seller, Borrower and certain other parties thereto.

“Governmental Authority”: A: (a) foreign, federal, state or local government or political subdivision, (b) governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or other public body, (c) court or administrative tribunal, or (d) governmental or private arbitration body.

“Independent Account”: The Independent Account (as defined in the Settlement Agreement) for the Real Property Collateral.

“Loan Documents”: (a) All loan, credit, financing, guaranty, security, pledge, account control, intercreditor, co-lender, participation and investment agreements, promissory notes, mortgages, deeds of trust and other operative documents, in each case executed or assumed by a Borrower Party in connection with the Loan, including, without limitation, the Settlement Agreement, and (b) relating to the foregoing, all written waivers, modifications, amendments, releases, reconveyances, satisfactions and terminations; in each case, to the extent in effect as of the Closing Date and material in the context of the Transaction, but excluding Excluded Materials.

“Loan Files”: All files maintained by Seller in connection with its administration, servicing or monitoring of the Loan, including correspondence and third-party reports; in each case to the extent material in the context of the Transaction, but excluding Excluded Materials.

“Material Casualty”: A casualty affecting the Collateral which is reasonably likely to have an effect adverse on the value thereof, in an amount reasonably likely to exceed $1,560,000, or the cost of repair or restoration as a result thereof is reasonably likely to exceed $1,560,000.

“Material Condemnation”: the commencement or existence of a condemnation or eminent domain proceeding with respect to the Collateral which is reasonably likely to have an effect on the value thereof (without taking into account the amount of the condemnation proceeds), in an amount reasonably likely to exceed $1,560,000, or such award is reasonably likely to exceed $1,560,000.

“Party”: Each of Buyer and Seller, including their respective successors and permitted assigns.

“Permitted Encumbrances”: Any or all of the following: Encumbrances which: (a) exist as of the Commitment Date (other than any such Encumbrances which Seller has agreed to remove on or prior to the Closing Date) and either: (i) were disclosed to Buyer in a writing, (ii) were of record with respect to the Collateral, or (iii) as to which Buyer’s Actual Knowledge existed during the Review Period, (b) constitute residence agreements entered into after the Agreement Date in the normal course of business, and which were not in violation of this Agreement, (c) are extinguished as of the Closing Date, or (d) are

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junior in priority to the Security Instrument and are in an amount which, in the aggregate, do not exceed $1,560,000.

“Person”: An individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, Governmental Authority (other than a court or administrative tribunal) or other entity, and its respective successors and assigns.

“Post-Closing”: Related to facts, events or circumstances occurring, or a period beginning, on or after the Closing Date.

“Pre-Closing”: Related to facts, events or circumstances occurring, or a period ending, before the Closing Date.

“Prohibited Person”: A Person: (a) subject to trade or other restrictions such that its direct or indirect purchase or sale of the Assigned Rights is prohibited by Applicable Law, (b) “blocked” under Executive Order Nos. 12947, 13099 or 13224, (c) listed as a specially designated national, specially designated terrorist or “blocked” person on a list maintained by the Office of Foreign Assets Control, Department of the Treasury (accessible at www.treas.gov/ofac/t11sdn.pdf), under the USA Patriot Act of 2001, (d) subject to a prohibition in the USA Patriot Act, (e) with which a U.S. citizen is prohibited by Applicable Law from engaging in transactions, or (f) that is an Affiliate of any of the foregoing.

“Related Parties”: With respect to a Party, the Affiliates of that Party and its and their respective officers, directors, employees, partners, members, direct and indirect equity owners, managers, participants, attorneys, advisors, agents, representatives, successors and assigns, and their respective successors and assigns.

“Reserves”: All reserves, escrows, impounds, deposits or other funds, in which Seller has a security interest or other interest, that are held by Seller or any other Person pursuant to the Loan Documents for any purpose, including interest, taxes, insurance premiums, insurance proceeds, maintenance, tenant improvements, leasing commissions, tenant security deposits, holdbacks or earnouts, and the funds on deposit in the Independent Account.

“Retained Rights”: All rights of Seller: (a) to be indemnified for Pre-Closing Claims pursuant to the Loan Documents, (b) to make counterclaims and cross-claims against a Borrower Party or any other Person in connection with any Pre-Closing Claims made against Seller by any Person, and (c) under the Settlement Agreement to the extent the same relate to borrowers other than Borrower, properties other than the Collateral, or any guarantor of Borrower’s or any other borrower’s obligations under the Loan Documents.

“Review”: Buyer's due diligence review, analysis and evaluation of: (a) the Loan Documents, Loan Files, Borrower Parties, Collateral, Assigned Rights and Assumed Obligations, (b) the financial, accounting, tax, legal and other aspects, consequences, benefits, risks and uncertainties of entering into the Transaction, (c) the quality of title to and availability of title insurance coverage for the Collateral, (d) the current and potential future value of the Collateral, (e) the existence and extent of any environmental issues relating to the Collateral, and (f) other relevant facts, circumstances and matters. The foregoing shall be: (x) at Buyer's expense, (y) subject to applicable access, contact and

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  other restrictions contained in the Loan Documents and the Confidentiality Agreement (which Buyer acknowledges will not materially impair its Review), and (z) conducted and completed before the end of the Review Period to such extent and in consultation with such legal and other advisers as Buyer considers necessary and sufficient in order to make an independent and informed decision whether or not to enter into the Transaction.

“Security Instrument”: Open-End Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated August 23, 2007, executed by Borrower, as mortgagor, for the benefit of Seller, as mortgagee, and recorded on August 28, 2007 as Instrument No. 200700025892 in the Official Records of Clermont County, Ohio, given by Borrower under the Loan.

“Seller's Actual Knowledge”: With respect to any matter, the current and actual (and not constructive, imputed or implied) knowledge of that matter of the officers of Seller named below, who have current and direct responsibility for the servicing of the Loan or management of the Transaction, without any personal liability or duty of inquiry on their parts: Jeff Cheng and David Bernas.

“Settlement Agreement”: That certain Settlement Agreement dated as of May 27, 2011, by and among Seller, Borrower and certain other parties thereto, as amended pursuant to the First Amendment to Settlement Agreement.

“Termination Event”: The termination of the obligations of the Parties to proceed with and Close the Transaction, which may occur either (a) automatically pursuant to this Agreement, or (b) on the date that notice of the Termination Event is given by a Party pursuant to a Section that expressly provides for such notice of such termination. The payment and other obligations of the Parties in connection with a Termination Event are set forth in Section 7.6.

“Title Condition”: That all of the following are true as of the Closing Date: (a) delivery of the Pinebrook Deed and transfer tax forms to Buyer on the Closing Date (with the names and other blanks appropriately completed) shall be sufficient to transfer fee simple title to the real estate portion of the Collateral to Buyer on the Closing Date, subject only to Permitted Encumbrances, (b) delivery of organizational documents and resolutions from Borrower with respect to the Transaction, to the extent reasonably required by the title company issuing an owner’s title policy to Buyer, to evidence the authority of Borrower to execute and deliver the Pinebrook Escrow Documents (as defined in the Settlement Agreement), and (c) no Encumbrances shall encumber the Collateral on the Closing Date, other than Permitted Encumbrances.

“Transaction”: The purchase and sale of the Assigned Rights and the assumption of the Assumed Obligations pursuant to this Agreement.

“Transaction-Related Matters”: The collective reference to the Transaction, this Agreement, the Assignment of Loan Documents, the Assignment of Security Instrument, the Confidentiality Agreement, the Assigned Rights, the Assumed Obligations, the Loan, the Loan Documents, the Borrower Parties, the Collateral and all other matters related to any of the foregoing.

Section 1.2           Interpretation. Headings are for convenience only and do not affect interpretation. The singular includes the plural and vice versa. A general reference to this

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Agreement includes all agreements and other documents expressly contemplated by this Agreement unless the context or language clearly indicates otherwise. A reference to an Article, Section, Exhibit, Schedule or Annex is a reference to an Article, Section, Exhibit, Schedule or Annex of this Agreement, all of which are hereby incorporated in this Agreement by this reference. A reference to an agreement or document is to the agreement or document as amended or replaced from time to time. A reference to legislation includes any amendment, codification or replacement thereof and rules and regulations issued thereunder. The words hereof, herein and hereunder and similar words refer to this Agreement as a whole and not to a particular provision. The word including is not limiting and means including without limitation. The words a, an and any are not limiting and mean any and all unless the context or language clearly indicates otherwise. The word or is not disjunctive and means and/or unless the context or language clearly indicates otherwise. The words shall and will have the same meaning. This Agreement shall be deemed to have been drafted jointly by the Parties and their respective counsel. No provision of this Agreement shall be interpreted for or against a Party because that Party or its counsel drafted or requested that or another provision.

ARTICLE II

DEPOSIT; REVIEW; TERMINATION OR COMMITMENT

Section 2.1             Deposit.  On the Agreement Date or the next Business Day, Buyer shall remit the First Deposit Installment to a third party escrow agent designated by Seller (the “Escrow Agent”) pursuant to a separate escrow agreement mutually acceptable to the Parties. On the Commitment Date or the next Business Day, Buyer shall remit the Second Deposit Installment to the Escrow Agent, unless a Termination Event has occurred pursuant to Section 2.3.

Section 2.2          Review Period.  During the Review Period: (a) Buyer shall conduct its Review, (b) Seller shall consult with Buyer with respect to the Assigned Rights, as reasonably requested by Buyer, and (c) Seller shall make available to Buyer (either by delivery or posting in a virtual data room) copies of all Loan Documents and Loan Files.

Section 2.3           Termination Event or Commitment to Transaction on Last Day of Review Period. On or before the last day of the Review Period, Buyer may, in its sole discretion, notify Seller of a Termination Event, with the effect set forth in Section 7.6(a). If Buyer does not expressly notify Seller before the end of the Review Period, then a Termination Event shall be deemed have automatically occurred, with the effect set forth in Section 7.6(a). If Buyer notifies Seller before the end of the Review Period that Buyer has elected to proceed with the Transaction, then: (a) the Review Period shall be deemed to have expired and the “Commitment Date” shall be deemed to have occurred, and (b) Buyer shall thereupon be committed to proceed with and Close the Transaction pursuant to this Agreement.

ARTICLE III

PURCHASE AND SALE; ALLOCATIONS

Section 3.1           Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, on the Closing Date:

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(a)           Seller shall sell, assign, transfer, grant and convey the Assigned Rights to Buyer, without recourse, and without representation or warranty of any kind or nature except as expressly set forth in and limited by this Agreement.

(b)          Buyer shall purchase and accept the Assigned Rights, and shall assume, perform and comply with the Assumed Obligations.

Section 3.2           Allocations of Loan Payments.

(a)          All payments of principal and/or interest on the Loan that are received by either Party before the Closing Date shall belong to Seller. All payments of principal and/or interest on the Loan that are received by either Party on or after the Closing Date shall belong to Buyer.

(b)          A Party that receives payments belonging to the other Party pursuant to this Section 3.2 shall remit them to the other Party pursuant to Section 9.2.

ARTICLE IV

CLOSING/POST-CLOSING

Section 4.1           Closing Procedures. The Closing shall occur as follows, provided that (i) the Commitment Date has occurred, (ii) the conditions precedent in Sections 4.2 and 4.3 have been satisfied or waived, (iii) Applicable Law does not prevent the Closing, and (iv) the other terms and conditions of this Agreement have been complied with. Before 3:00 p.m., Eastern time, on the Scheduled Closing Date:

(a)          The Parties shall deliver to the applicable escrow agent instructions to disburse the Deposit to Seller for its own account, the receipt of which shall be confirmed by Seller.

(b)         Buyer shall remit to Seller the remaining balance of the Purchase Price.

(c)          Seller shall deliver to Buyer:

(i)          the original Note (or if it is lost or otherwise unavailable, an executed lost note certificate containing an indemnification from Seller, all in a form reasonably satisfactory to Buyer and Seller).

(ii)         an original allonge describing the Note and containing the following endorsement: “Pay to the order of [insert name of Buyer], without recourse, and without representation or warranty of any kind or nature except as expressly set forth in and limited by the Loan Purchase and Sale Agreement dated as of [insert date] between Wells Fargo Bank, National Association, as Seller, and [insert Buyer], as Buyer.”

(iii)        all original executed counterparts of other Loan Documents in Seller's possession.

(iv)        an original executed Assignment of Loan Documents.

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(v)         an original executed Assignment of Security Instrument.

(vi)        a certificate signed by Seller stating that each of Seller’s representations and warranties in this Agreement is and remains true and correct in all material respects on and as of the Closing Date, except that: (A) with respect to the representation set forth in Section 5.3(f), if such representation cannot be remade as written, Seller shall be deemed to have satisfied its obligation to remake the same if it has disclosed the facts and circumstances which result in such inability to remake the representation, (B) with respect to the representation in Section 5.3(i) Seller shall be deemed to have satisfied its obligation to remake the same if it discloses the then current amount on deposit in the Independent Account, and (C) with respect to the representation set forth in Section 5.3(j), if such representation cannot be remade as written, Seller shall be deemed to have satisfied its obligation to remake the same if it has disclosed the facts and circumstances which result in such inability to remake the representation.

(vii)       the Pinebrook Deed and the other Pinebrook Escrow Documents (as each such term is defined in the Settlement Agreement), each of which shall be dated on and as of the Closing Date and shall name Buyer as Pinebrook Property Transferee.

(viii)      the Transfer Tax Declarations (as defined in the Settlement Agreement), each of which shall be dated on and as of the Closing Date and shall name Buyer as Pinebrook Property Transferee.

In addition to the foregoing, Seller shall use reasonable efforts to cause Borrower, on or prior to the Closing Date, to deliver the documents, instruments and other items set forth in Sections 4.1.2.3 and 4.1.2.4, and all items set forth in Section 4.1.3 of the Settlement Agreement (all of the foregoing being the “Additional Items”) to Buyer on the Closing Date, it being expressly agreed however, that: (A) Seller’s failure to cause the delivery of the Additional Items shall not be deemed to be a default under this Agreement, and (B) the delivery of the Additional Items shall not be a condition precedent to Buyer’s obligation to close the Transaction in accordance with the terms of this Agreement. Buyer and Seller agree that it shall be Buyer’s responsibility to work with the Borrower to obtain the Additional Items. Seller agrees to reasonably cooperate and assist Buyer in connection therewith, and will instruct Borrower to cooperate with Buyer in accordance with the terms of the Settlement Agreement.

(d)          Buyer shall deliver to Seller:

(i)          an original executed Assignment of Loan Documents,

(ii)         an original executed Assignment of Security Instrument,

(iii)        executed Transfer Tax Declarations (to the extent required by applicable law, and

(iv)        a certificate signed by Buyer stating that each of Buyer’s representations and warranties in this Agreement is and remains true and correct in all material respects on and as of the Closing Date.

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The foregoing actions shall be deemed to have occurred simultaneously and shall complete the Closing, whereupon the transactions described in Section 3.1 shall automatically and irrevocably become effective, and Buyer shall bear all risk of loss relating to the Assigned Rights.

Section 4.2           Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to Close shall be subject to: (a) the accuracy in all material respects, as of the Closing Date, of the representations and warranties of Seller in this Agreement required to be made as of such date, (b) Buyer's receipt of the documents described in Sections 4.1(a) and 4.1(c), including the certificate set forth in Section 4.1(c)(vi), (c) satisfaction of the Title Condition, (d) there not having occurred a Material Casualty or the initiation of a Material Condemnation since the Commitment Date, (e) the performance by Seller of each of Seller’s material covenants and obligations under this Agreement: (i) that are required to be performed by Seller after the Commitment Date and on or prior to the Closing Date; and (ii) that were required to be performed by Seller after the Agreement Date and prior to the Commitment Date, unless with respect to this clause (ii), Buyer’s Actual Knowledge of Seller’s failure to perform such covenants and obligations existed prior to the Commitment Date, and (f) delivery of possession of the Real Property Collateral as of the Closing Date, in all cases described in clauses (a) through (f) above, except to the extent waived by Buyer. For the avoidance of doubt, Buyer’s obligation to close shall not be subject to: (i) Buyer's ability to obtain debt, equity or other financing for all or any portion of the Purchase Price, (ii) delivery of any or all of the Additional Items, or (iii) any other contingency not expressly set forth in this Agreement.

Section 4.3           Conditions Precedent to Seller's Obligation to Close. Seller's obligation to Close shall be subject to: (a) the accuracy in all material respects, as of the Closing Date, of the representations and warranties of Buyer in this Agreement required to be made as of such date, (b) Seller's receipt of the payments and documents described in Sections 4.1(a), 4.1(b) and 4.1(d), including the certificate set forth in Section 4.1(d)(iv), and (c) the performance by Buyer of each of Buyer’s material covenants and obligations under this Agreement that are required to be performed by Buyer on or prior to the Closing Date, in all cases described in clauses (a) through (c) above, except to the extent waived by Seller.

Section 4.4           Post-Closing Obligation. Buyer hereby covenants and agrees to deliver a Covenant Not to Sue the Pinebrook Borrower, in the form required by the terms of the Settlement Agreement, subject to, and as and when required by, the terms of the Settlement Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1           Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Agreement Date and the Closing Date, as follows:

(a)           It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           It has full power and authority and has taken all action necessary to execute, deliver and perform its obligations under this Agreement.

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(c)          Its execution, delivery and performance of this Agreement do not and will not violate its organizational documents, Applicable Law or any agreement or instrument by which it is bound or a material portion of its assets is affected.

(d)          It has duly executed and delivered this Agreement, which constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by bankruptcy and other laws and equitable principles affecting the enforcement of creditors' rights generally.

(e)          No legal actions or proceedings are pending against it before any Governmental Authority that in the aggregate would reasonably be expected to materially and adversely affect the Assigned Rights, this Agreement or its ability to perform its obligations hereunder.

(f)          Neither it nor any of its Related Parties is a Prohibited Person or an Affiliate of a Borrower Party.

Section 5.2          Buyer's Representations and Warranties. Buyer represents and warrants to Seller, as of the Agreement Date and the Closing Date except as otherwise specified, as follows:

(a)           On the Closing Date, Buyer will have financial resources sufficient to purchase and hold the Assigned Rights for an indefinite period (recognizing that the Assigned Rights may have little or no liquidity), and to bear the economic risk of the Assigned Rights and a total loss of the Purchase Price. Buyer’s payment of the Purchase Price on the Closing Date shall be deemed prima facie evidence of the truth and accuracy of this representation.

(b)          Buyer or one or more of its Affiliates involved with the Transaction is an institutional investor and has such knowledge, sophistication and experience in underwriting, evaluating, acquiring, administering and realizing upon commercial real estate mortgage loans and interests therein (including, to the extent applicable to the Loan, loans that are sub-performing, non-performing, delinquent or secured by distressed or devalued collateral), that it is able to competently conduct its Review. As of the Closing Date, Buyer: (i) has had adequate time to complete and has completed its Review, (ii) has received all information that it deems necessary or appropriate for its Review, and (iii) has made an independent and informed decision to enter into the Transaction, relying solely upon its Review and the express representations, warranties, agreements and indemnities of Seller in this Agreement, and not in any way upon: (x) any appraisal, environmental or other reports of third parties contained in the Loan Files, or (y) except relating to the express representations, warranties, agreements and indemnities of Seller in this Agreement, any recommendation, prediction, assurance, opinion or other statement relating to the Assigned Rights or the Transaction that may have been made or implied by or on behalf of Seller (in which regard Buyer acknowledges that none of the foregoing has in fact been made or implied by or on behalf of Seller).

(c)           Buyer has complied with the Confidentiality Agreement.

(d)          Buyer is not “insolvent” (as defined in the Bankruptcy Code (Title 11 of the United States Code)) and will not be rendered insolvent as a result of the Transaction. Buyer has not filed a petition or taken any other action seeking or acquiescing in

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bankruptcy, reorganization, liquidation, dissolution or similar proceedings under the Bankruptcy Code, nor does Buyer intend to do so, nor has such a petition been filed against Buyer.

Section 5.3          Seller's Representations and Warranties. Seller represents and warrants to Buyer, as of the Agreement Date and the Closing Date except as otherwise specified, as follows:

(a)           Seller is the sole legal and beneficial owner of, and is selling, assigning and transferring to Buyer pursuant to this Agreement, good title to the Assigned Rights, free and clear of Encumbrances. The foregoing shall not constitute any representation or warranty regarding the existence or absence of Encumbrances affecting the Collateral itself (as opposed to the Assigned Rights constituting Seller’s rights in such Collateral).

(b)           Seller has fully funded and disbursed the proceeds of the Loan. The Loan Documents do not require any future advances to be made to Borrower under any circumstances (although Lender may elect to make protective advances).

(c)           No existing loan by Seller to a Borrower Party other than the Loan: (i) is secured by any Collateral, or (ii) would be in default solely because the Loan was in default.

(d)           To Seller's Actual Knowledge, since the date of the First Amendment to Settlement Agreement, Seller has not received written notice from a Borrower Party: (i) of a default or event of default under a Loan Document (nor has Seller delivered such a notice), (ii) asserting that Seller has failed to perform any of its obligations under a Loan Document, or (iii) asserting that a Borrower Party has a Claim against Seller or an offset, counterclaim or other right or defense against any of its obligations under a Loan Document.

(e)           Seller has not, other than pursuant to the Loan Documents: (i) satisfied, canceled, rescinded, waived or subordinated any Loan Document in whole or in part, (ii) released a material portion of the Collateral from a lien or security interest created or agreed upon pursuant to the Loan Documents, (iii) released a Borrower Party from a material obligation relating to the Loan, or (iv) executed an agreement or instrument that effects or would effect any of the foregoing.

(f)            Since the date of the First Amendment to Settlement Agreement, Seller has not received any written request from or on behalf of a Borrower Party to restructure, modify, extend or waive a material obligation of a Borrower Party under the Loan Documents.

(g)           Seller is not a party to any pending legal action or proceeding relating to the Loan. To Seller’s Actual Knowledge, there is no action or proceeding threatened against Seller with respect to the Assigned Rights that would adversely affect in any material respect Seller’s ability to carry out the transactions contemplated by this Agreement.

(h)           True, correct, and complete copies of all Loan Documents have been made available to Buyer (either by delivery or posting in a virtual data room), as redacted in the case of the Settlement Agreement and First Amendment to Settlement Agreement.

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Exhibit A is a true, correct, and complete list of all Loan Documents. None of the terms of any Loan Document has been amended, supplemented, replaced or otherwise modified in any respect, except as set forth on Exhibit A.

(i)            As of November 15, 2013, there is $783,092 on deposit in the Independent Account. There are no other reserves or escrows being maintained under the Loan Documents.

(j)            To Seller’s Actual Knowledge: (i) no proceeding has been commenced with respect to a Material Condemnation, and (ii) since the Commitment Date, no Material Casualty has occurred that has not been substantially remediated.

(k)           To Seller’s Actual Knowledge, Borrower is not currently the subject of, and the Loan is not currently subject to, any proceedings relating to bankruptcy, insolvency, reorganization, or moratorium.

Section 5.4           Seller's Disclaimer of Other Representations or Warranties.

(a)          Except for the representations and warranties of Seller expressly set forth in and limited by this Agreement, Seller is selling, assigning and transferring the Assigned Rights to Buyer pursuant to this Agreement AS-IS, WHERE-IS and WITH ALL FAULTS.

(b)          Except for the representations and warranties of Seller expressly set forth in and limited by this Agreement, Seller does not make and expressly disclaims, and Buyer irrevocably and unconditionally waives and expressly disclaims any reliance upon, all representations and warranties (whether express or implied, statutory or otherwise, or in fact or in law) with respect to all matters, risks and adverse conditions of any kind or nature whatsoever relating to the Assigned Rights or the Transaction, including those relating to:

(i)         the Collateral, including: (A) its physical condition or the absence of hazardous waste, toxic substances, asbestos or asbestos-containing materials affecting it, (B) its current or potential value, leases, tenants, management or franchise agreements, rents, income or expenses, and (C) its compliance with Applicable Law (whether relating to building, zoning, hazardous waste, toxic substances, asbestos or asbestos-containing materials or otherwise),

(ii)          the Loan or the Loan Documents, including whether or not the obligations set forth therein are valid, enforceable, collectible or in compliance with Applicable Law,

(iii)        the Loan Files, including whether or not the documents and information therein are accurate or complete,

(iv)        the Excluded Materials, including whether or not the documents and information therein could have, or could have had, a material adverse impact on the perceived, apparent, current or potential value of the Assigned Rights or on the willingness of Buyer to enter into the Transaction,

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(v)        the Borrower Parties, including their business or financial condition or prospects,

(vi)        whether or not all amounts due to Seller, Governmental Authorities (including real estate taxes and assessments) and other Persons under the Loan Documents or Applicable Law have been paid,

(vii)     whether or not any lien or security interest purported to have been granted or created under the Loan Documents in fact has been granted or created, has attached, has been perfected, has any particular priority, or is otherwise effective,

(viii)      whether or not a default or event of default by a Borrower Party exists under the Loan Documents or whether or not adequate remedies are available under the Loan Documents or Applicable Law for that default, and

(ix)         whether or not the Loan or the Assigned Rights are merchantable or fit for any particular use or purpose.

(b)          Seller shall have no obligation whatsoever to Buyer relating to, and Buyer expressly assumes, all matters, risks and adverse conditions of any kind or nature whatsoever relating to Transaction-Related Matters, except to the extent covered by a representation or warranty of Seller expressly set forth in and limited by this Agreement.

(c)          Buyer acknowledges that:

(i)         the net amount it ultimately realizes from the Assigned Rights may be less than the Purchase Price,

(ii)         Buyer shall have no recourse to Seller for any such deficiency,

(iii)        Seller has specifically bargained for Buyer to assume all matters, risks and adverse conditions with respect to which there is no express representation or warranty by Seller in this Agreement, as provided in clause (b) above, and

(iv)        the Parties have taken the provisions of this Section 5.4 into consideration in agreeing upon a lower Purchase Price than they might otherwise have agreed upon.

Section 5.5            Termination of Representations and Warranties. The representations and warranties of the Parties in this Agreement shall terminate 90 days after the Closing Date; provided, however, that: (a) the representations and warranties of Seller in Sections 5.3(a) and 5.3(b) shall terminate one year after the Closing Date, and (b) the representations and warranties of the Parties in Section 5.1 shall terminate upon the expiration of the applicable statute of limitations; and provided, further, however, that the representations and warranties of the Parties in this Agreement shall all terminate on the earliest of: (i) the applicable termination date set forth above, (ii) the satisfaction in full and discharge of the Loan, and (iii) the completion of Buyer's exercise of remedies pursuant to the Loan Documents.

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Section 5.6           Related Provisions. Article VIII sets forth other provisions relating to the representations and warranties of the Parties and the exclusive remedies for their breach or inaccuracy.

ARTICLE VI

OTHER AGREEMENTS OF PARTIES

Section 6.1           Agreements of Seller. From the Agreement Date to the Closing Date (or to the date of any earlier Termination Event):

(a)          Seller shall continue to service the Loan pursuant to the Loan Documents in substantial conformity with the manner it services similar loans for its own account.

(b)          Seller shall not sell, assign, transfer, or encumber, or contract to sell, assign, transfer, or encumber the Assigned Rights (in whole or in part), to any Person other than Buyer.

(c)         Seller shall not:

 (i)          create an Encumbrance with respect to the Assigned Rights or the Collateral or any portion thereof,

(ii)         release any portion of the Collateral from a lien or security interest created or agreed upon pursuant to the Loan Documents or waive any of the material rights of Lender under the Loan or the Loan Documents,

(iii)         waive or release a Borrower Party from a material obligation under the Loan Documents,

(iv)        enter into any agreements with Borrower or another Person which would be binding on Buyer, the Collateral (including the Real Property Collateral) or any portion thereof, following the Closing Date,

(v) exercise remedies against a Borrower Party pursuant to the Loan Documents,

(vi)        amend, cancel, or otherwise modify any of the terms, covenants, or conditions of the Loan or the Loan Documents,

(vii)       consent to any action requested by Borrower under the Loan Documents for which Seller has discretion to approve or deny, without first obtaining Buyer’s written consent to such determination, which consent Buyer shall not unreasonably withhold, delay or condition. Notwithstanding the foregoing, if Seller is required under the Loan Documents to be reasonable in its determination of whether to grant or deny such consent, then if Buyer’s consent to such determination by Seller is not given after request therefor, Seller shall nonetheless have the right to grant or withhold its consent to Borrower’s request, if Seller reasonably determines that there is no reasonable basis upon which Buyer was able to withhold its consent to Seller’s determination,

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(viii)      accept any partial prepayment, partial payment, or discounted payoff with respect to the Loan (unless Seller is required under the Loan Documents or Applicable Law to accept such partial prepayment, partial payment or discounted payoff), or

(ix)         file or commence any bankruptcy or other insolvency against any Borrower Party.

(d)          If, after the date hereof, Seller identifies or otherwise receives any additional material documents relating to the Loan not included in the Loan File, then Seller shall promptly thereafter deliver such additional documents to Buyer and such documents shall be considered thenceforth part of the Loan File. If, after the date hereof, Seller obtains Seller’s Actual Knowledge of a material change in any of its representations or warranties set forth herein (provided Seller shall have no duty of inquiry with respect thereto), then Seller shall promptly thereafter notify Buyer of same.

(e)           Seller shall not withdraw (or otherwise direct to be transferred or otherwise withdrawn) any funds or monies held in the Independent Account, except to apply the same to the purposes for which such account was established.

(f)           In the event of the occurrence of a Material Condemnation or Material Casualty following the Commitment Date, Buyer, at its option, shall have the right (to be exercised within five (5) Business Days following Buyer’s Actual Knowledge of the same) to either: (i) terminate this Agreement, in which event a Termination Event shall be deemed to have occurred and the provisions of Section 7.6(a) shall apply, or (ii) require Seller to, at Buyer’s option, cause Borrower either: (A) to apply the insurance proceeds (less the costs of settling such claim) to the restoration of the Collateral in accordance with the terms of the Loan Documents, or (B) if permitted by the terms of the Loan Documents, deliver such proceeds (less the costs of settling such claim) to Buyer on the Closing Date. If Buyer elects clause (ii) above, Seller shall not permit such funds to be applied to the outstanding principal balance, interest, or any other amounts due under the Loan unless such amount is sufficient to repay the Loan in full, in which event, a Termination Event as described in Section 7.4 shall be deemed to have occurred. Buyer’s failure to timely elect clause (ii) above shall be deemed to be an election under clause (i) above. Buyer agrees that, except as expressly set forth herein, the occurrence of a casualty, condemnation or eminent domain proceeding of any kind, shall not waive, limit or modify its obligations hereunder, including its obligation to Close the Transaction in accordance with this Agreement.

Section 6.2           Agreements of Buyer.

(a)          Buyer shall, on or promptly after the Closing Date, file the Assignment of Security Instrument, and prepare and file Uniform Commercial Code assignment or termination statements (which Seller hereby authorizes Buyer to execute in Seller's name), in each case with such Governmental Authorities as Buyer deems necessary or advisable in order to evidence and perfect the Transaction and comply with Applicable Law.

(b)         Buyer shall, on or promptly after the Closing Date, arrange with Borrower to be substituted for Seller as loss payee and additional insured under all applicable insurance policies covering the Collateral.

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(c)         Buyer shall, as and when due: (i) pay all filing, transfer and recording taxes, fees and expenses relating to the sale and transfer of the Assigned Rights and the filings and recordings made pursuant to this Agreement (whether or not those taxes, fees or expenses are by custom or Applicable Law payable by a seller of loans), and (ii) prepare and file all related tax returns, reports and other documents.

(d)         Buyer shall provide Seller upon request with information regarding the status and completion of any of the foregoing. Seller shall have no responsibility in connection with any of the foregoing.

Section 6.3           Post-Closing Servicing of the Loan. On and after the Closing Date, Seller shall have no rights, obligations or responsibilities relating to the servicing of the Loan, all of which shall be assumed by Buyer as part of the Assumed Obligations.

Section 6.4           Post-Closing Limitations on Settlements and Releases. On and after the Closing Date: (a) neither Party shall settle a Claim if the settlement could reasonably be expected to adversely affect the other Party's ability to pursue or defend that or another Claim, (b) Buyer shall not accept a release of liability from a Borrower Party or grant a release of liability to a Borrower Party relating to the Assigned Rights, unless the Borrower Party simultaneously releases Seller and Related Parties of Seller from Claims the Borrower Party has or could have against them relating to the Assigned Rights, which release shall otherwise be in substantially the same form as that accepted or granted by Buyer, and (c) if Buyer sells, assigns, transfers or pledges Assigned Rights to any Person, it shall obtain and provide to Seller the written agreement of that Person to comply with clauses (b) and (c) of this sentence as though that Person were Buyer.

Section 6.5          Mutual Releases. As of the Closing Date, each Party hereby releases the other Party and its Related Parties from all Claims that Party may have had, may currently have, or may in the future have against any of them, except for obligations of and Claims against the other Party pursuant to this Agreement, including, indemnity claims asserted by either Party under Article VIII.

Section 6.6           Differing Access to Certain Information. As of the Agreement Date, Commitment Date and Closing Date, each Party:

(a)           acknowledges that the other Party may currently and in the future have information not known to it, regarding the Borrower Parties, Collateral, Assigned Rights, Assumed Obligations or other matters, which if known by it may have been material to its decision whether or not to enter into the Transaction,

(b)           confirms that it has nevertheless decided to enter into the Transaction, and

(c)           to the extent permitted by Applicable Law, waives and releases any Claims it may currently or in the future have against the other Party based on, arising out of or related to the other Party's failure to disclose such information to it; provided, however, that no such information shall cause any of the other Party's representations and warranties in this Agreement to be inaccurate.

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Section 6.7          Broker Commissions. Each Party shall be responsible for commissions, fees and expenses of brokers and agents engaged by or claiming through or under it in connection with the Transaction. Accordingly, Seller shall pay the commission, fees and expenses of Marcus & Millichap.

Section 6.8          Confidentiality. Without limiting any provision of the Confidentiality Agreement, neither Party shall disclose any information concerning the Purchase Price to any other Person, except: (a) to its Related Parties, (b) to a title insurance company in connection with the Transaction, (c) as required by Applicable Law or a Governmental Authority, or (d) as required in connection with a Claim relating to this Agreement. Neither Party shall file or record this Agreement or a memorandum hereof with any Governmental Authority. Neither Party shall issue a press release or other publicity statement relating to the Transaction without the other Party's prior written consent.

Section 6.9           No Buyer Contact with Certain Parties. Before the Closing Date, neither Buyer nor any Person on behalf of Buyer shall contact or communicate, in connection with the Loan, the Collateral or this Agreement, with any Borrower Party, or any current tenant, property manager, franchisor, lender (other than Seller), or any Affiliate of any of them, or any contractor, architect, engineer or consultant retained by or on behalf of any of them (other than to the extent also retained by Buyer), without the consent of Seller (not to be unreasonably withheld, conditioned or delayed). In the event of any conflict between this Section 6.9 and the Confidentiality Agreement, this Section 6.9 shall govern.

ARTICLE VII

FAILURE TO CLOSE

Section 7.1           Failure of Seller to Close. If on the Scheduled Closing Date: (a) Buyer is willing and able to Close, (b) all conditions precedent to Seller's obligation to Close set forth in Section 4.3 have been satisfied or waived in writing by Seller, and (c) the Closing does not occur solely because of a failure by Seller to Close, a Termination Event shall automatically occur on the Scheduled Closing Date.

Section 7.2           Failure of Buyer to Close. If on the Scheduled Closing Date: (a) Seller is willing and able to Close, (b) all conditions precedent to Buyer's obligation to Close set forth in Section 4.2 have been satisfied or waived in writing by Buyer, and (c) the Closing does not occur solely because of a failure by Buyer to Close, a Termination Event shall automatically occur on the Scheduled Closing Date.

Section 7.3           Applicable Law. If the Closing does not occur on the Scheduled Closing Date solely because of a requirement of Applicable Law, a Termination Event shall automatically occur on the Scheduled Closing Date.

Section 7.4           Loan Satisfaction. Notwithstanding anything to the contrary contained herein, Seller shall have the right to accept a prepayment of the Loan in full at any time after the Agreement Date (but before the Closing Date), in which event, a Termination Event shall automatically occur on the date of satisfaction and discharge.

Section 7.5           Disagreement. If the Closing does not occur on the Scheduled Closing Date and the Parties disagree as to the reason therefor, the Parties shall instruct the escrow agent

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regarding the disbursement of the Deposit upon and in accordance with the resolution of the disagreement by mutual agreement or legal action.

Section 7.6           Effect of Termination Event.

(a)          If the Termination Event is pursuant to Section 2.3, 6.1(f) or 7.3, or if the Closing does not occur as a result of a failure of a condition precedent to the obligations of Buyer or Seller hereunder pursuant to Section 4.2 or 4.3 as applicable (provided such failure of a condition precedent is not the result of a default hereunder) Buyer shall be entitled to an amount equal to the Deposit (less any fees owed to any escrow agent, or portion of the Deposit lost due to any investment made pursuant to any escrow agreement), but to no other compensation, damages or reimbursement.

(b)          If the Termination Event is pursuant to Section 7.1, Buyer shall be entitled either: (i) to an amount equal to the Deposit (less any fees owed to any escrow agent, or portion of the Deposit lost due to any investment made pursuant to any escrow agreement), or (ii) to seek specific performance for Seller’s breach hereunder (it being agreed that no adequate remedy at law for such breach exists); it being agreed, however, that in either case, Buyer shall not be entitled to any other compensation, damages or reimbursement, except as otherwise provided in Section 9.5.

(c)          If the Termination Event is pursuant to Section 7.2, Seller shall be entitled to an amount equal to the Deposit (less any fees owed to any escrow agent, or portion of the Deposit lost due to any investment made pursuant to any escrow agreement), but to no other compensation, damages or reimbursement or remedy. The Parties agree that the actual and anticipated damages that Seller would incur because of a failure of Buyer to Close as set forth in Section 7.2 would be extremely difficult or impracticable to determine and prove, and that considering all circumstances existing on the Agreement Date and the Commitment Date, the amount of the Deposit is a reasonable estimate of such damages.

(d)          If the Termination Event is pursuant to Section 7.4, Buyer shall be entitled: (i) to an amount equal to the Deposit (less any fees owed to any escrow agent, or portion of the Deposit lost due to any investment made pursuant to any escrow agreement); plus (ii) an amount, not to exceed $25,000, equal to the actual out-of-pocket third party expenses paid by Buyer in connection with its due diligence and legal fees and costs related to the Transaction incurred during the Review Period; it being agreed that Buyer shall not be entitled to any other compensation, damages or reimbursement.

(e)           On the date of the Termination Event or the next Business Day, the Parties shall deliver to escrow agent instructions to immediately disburse the Deposit (less any reduction described in clauses (a) and (b) above) to the Party entitled thereto as provided in this Article VII.

(f)          Upon a Termination Event, neither Party shall have any obligations to the other Party under this Agreement except under Section 6.8, this Section 7.6 and Section 9.5. The provisions of this Section 7.6 shall constitute the sole and exclusive recourse and remedy of the Parties in the case of a Termination Event.

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ARTICLE VIII

 INDEMNIFICATION

Section 8.1           Indemnification by Seller. On and after the Closing Date, and subject to the limitations of this Article VIII, Seller shall indemnify, hold harmless and defend Buyer and its Related Parties from and against, and pay or reimburse them for, all Claims against or incurred by any of them, to the extent based upon, arising out of or related to: (a) the breach or inaccuracy in any material respect of a representation and warranty of Seller in this Agreement, (b) the failure by Seller to perform any of its material obligations set forth in this Agreement, (c) a Pre-Closing act or failure to act by Seller, whether or not pursuant to the Loan Documents or Applicable Law, or (d) the Retained Rights.

Section 8.2           Indemnification by Buyer. On and after the Closing Date, and subject to the limitations of this Article VIII, Buyer shall indemnify, hold harmless and defend Seller and its Related Parties from and against, and pay or reimburse them for, all Claims against or incurred by any of them, to the extent based upon, arising out of or related to: (a) the breach or inaccuracy in any material respect of a representation and warranty of Buyer in this Agreement, (b) the failure by Buyer to perform any of its material obligations set forth in this Agreement, (c) a Post-Closing act or failure to act by Buyer, whether or not pursuant to the Loan Documents or Applicable Law, or (d) the Assumed Obligations.

Section 8.3           Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a)           Seller shall not be obligated to make payments pursuant to Section 8.1(a) in an aggregate amount exceeding (i) 100% of the Purchase Price, with respect to the breach or inaccuracy of one or more representations and warranties of Seller in Sections 5.1(a), 5.1(b) or 5.3(a), or (ii) 5% of the Purchase Price, with respect to the breach or inaccuracy of one or more other representations and warranties of Seller in this Agreement.

(b)          The Parties agree that the provisions of this Article VIII are not intended to cover the rights or remedies of a Party hereunder with respect to a Termination Event, which rights and remedies are covered by the provisions of Section 7.6.

(c)          Neither Party shall be obligated to make payments pursuant to Sections 8.1(a) or 8.2(a), as applicable, with respect to the breach or inaccuracy of any representation and warranty of such Party in this Agreement, unless such Party receives from the other Party, on or before the date the representation and warranty terminates pursuant to Section 5.5, notice of the breach or inaccuracy setting forth in reasonable detail the basis for a claim for indemnification hereunder. If such notice is not given before such termination date, the other Party shall not thereafter be entitled to make any claim against or receive any payment from such Party relating thereto.

(d)          Neither Party shall be obligated to make payments pursuant to Sections 8.1(a) or 8.2(a), as applicable, with respect to the breach or inaccuracy of any representation and warranty of such Party in this Agreement, to the extent the breach or inaccuracy: (i) was disclosed in any document or other written information made available to the other Party before the Closing Date, (ii) existed to Seller’s Actual Knowledge before the Closing Date with respect to a breach or inaccuracy by or of Buyer, (iii) existed to Buyer’s Actual Knowledge before the Closing Date with respect to

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a breach or inaccuracy by or of Seller, or (iv) is cured or corrected in all material respects within 60 days after such Party receives notice pursuant to clause (c) above.

(e)          Neither Party shall be obligated to make payments pursuant to Section 8.1(a) or 8.2(a), as applicable, unless and until such Party would otherwise be obligated to make payments thereunder exceeding in the aggregate a threshold amount of $100,000, whereupon such Party shall make payment to the other Party of both the threshold amount and the excess amount; provided, however, that the threshold amount shall not apply to payments by Seller pursuant to Section 8.1(a) with respect to the representations and warranties of Seller in Sections 5.3(a) or 5.3(b).

(f)          The Parties shall use commercially reasonable efforts to: (i) mitigate a Claim covered by this Article VIII, (ii) obtain related insurance proceeds, tax benefits and recoveries available from Borrower Parties or otherwise with respect to the Assigned Rights, and (iii) remit those amounts to the Party entitled to indemnification under this Article VIII to the extent such Party has not been indemnified for the Claim in accordance with this Article VIII, and otherwise to the other Party.

(g)          Neither Party shall ever be liable to the other Party or a Related Party of the other Party, pursuant to this Article VIII or otherwise with respect to Transaction-Related Matters, for consequential, special or incidental damages, lost profits, opportunity costs or diminution in value. The preceding sentence shall apply notwithstanding any other provision of this Agreement or any facts or circumstances that might otherwise be relevant, including: (i) the breach or inaccuracy of a representation or warranty of a Party in this Agreement, (ii) the breach of an obligation of a Party in this Agreement, (iii) action or inaction of a Party of any kind or nature, or (iv) notice to or knowledge of a Party (whether actual, constructive, implied or imputed) that the other Party or a Related Party of the other Party may sustain consequential, special or incidental damages, lost profits, opportunity costs or diminution in value as a result of any such facts or circumstances.

Section 8.4          Procedures. The Parties shall endeavor to keep each other informed of Claims that may be indemnified pursuant to this Article VIII. If the Claim is being made by a Person other than a Party, the indemnifying Party shall defend the Claim at its expense through independent counsel reasonably acceptable to the indemnified Party. However, if the indemnified Party determines in good faith that the indemnifying Party is not conducting the defense of the Claim in a timely and appropriate manner, the indemnified Party may assume the defense of the Claim through independent counsel, and the indemnifying Party shall pay or reimburse all related legal and other costs and expenses as and when incurred by the indemnified Party. The Party not conducting the defense may participate therein at its expense through separate independent counsel. The Parties and their respective counsel shall consult and cooperate with respect to the defense and possible settlement of the Claim. Neither Party shall settle the Claim without the prior written consent of the other Party (which if requested shall not be unreasonably withheld, conditioned or delayed).

Section 8.5          Exclusive Remedy. The representations and warranties of each Party in this Agreement are solely contractual in nature, without regard to when they were made or whether they were relied upon by the other Party. Neither Party is guaranteeing the accuracy of any of its representations or warranties. On and after the Closing Date, the indemnification provisions in this Article VIII shall constitute the sole and exclusive recourse and remedy of each Party with respect to (a) the breach or inaccuracy of any representation or warranty of the other

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Party in this Agreement, and (b) except with respect to a Termination Event, which is the subject of Section 7.6, the breach of any obligation of the other Party in this Agreement.

ARTICLE IX

GENERAL

Section 9.1           Notices. Notices under this Agreement shall be: (a) in writing, (b) addressed to the receiving Party at its address for notices on its signature page hereof (as such address may be amended by notice by such Party referring to this Agreement), (c) sent to the receiving Party by a nationally recognized delivery service, and (d) effective upon delivery at such address.

Section 9.2         Payments. Payments and remittances under this Agreement shall be made: (a) not later than the Business Day after their due date (except that the Purchase Price shall be payable on the Closing Date), (b) by wire transfer of immediately available funds pursuant to the wire transfer instructions for the receiving Party on its signature page hereof (as such instructions may be amended by notice by such Party referring to this Agreement), and (c) without setoff, withholding, costs or deductions.

Section 9.3            Severability. If a provision of this Agreement is invalid or unenforceable, the remaining provisions shall not be affected, but that provision shall, if permitted by Applicable Law, be automatically modified to the minimum extent necessary to make it valid and enforceable.

Section 9.4           Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to Transaction-Related Matters, and supersedes all previous and contemporaneous negotiations, agreements, understandings, representations and warranties, all of which have been merged and finally integrated into this Agreement. The Parties agree to define their respective rights, liabilities and obligations relating to Transaction-Related Matters exclusively in contract as expressly set forth in this Agreement. The Parties disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. This Agreement may be amended only pursuant to a document executed by the Parties.

Section 9.5           Costs and Expenses. The Parties shall pay their own respective legal and other costs and expenses relating to this Agreement. However, in the event of legal action between the Parties relating to this Agreement, the Party against which the legal action is resolved shall reimburse the other Party for all related legal and other costs and expenses reasonably incurred by the other Party.

Section 9.6           Counterparts and Electronic Delivery. The transmission of an executed counterpart or signature page of this Agreement (including the agreements and documents specifically referred to herein) by any means of electronic transmission shall be deemed to constitute delivery of an executed “original” counterpart, all of which, however transmitted, shall together constitute one and the same document.

Section 9.7           Time of the Essence. Time is of the essence in the payment and performance of every obligation under this Agreement.

Section 9.8           Successors and Assigns. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Neither Party shall or shall attempt to assign, transfer, pledge, grant a participation in or otherwise dispose of any of its rights or

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obligations under this Agreement to any Person other than an Affiliate of such Party (but no such assignment, transfer, pledge or participation shall serve to release or limit the original, named Party’s liability hereunder) without the prior written consent of the other Party (which may be withheld in its sole discretion). Any such attempted transaction without such consent shall be ineffective. For the avoidance of doubt, Buyer may, after the Closing Date and without regard to this Section 9.8, assign, transfer, pledge, grant a participation in or otherwise dispose of the Assigned Rights (other than any of its rights or obligations under this Agreement) to any Person, but: (a) no such assignment, transfer, pledge or participation shall serve to release or limit the original, named Buyer’s liability hereunder, and (b) any such assignee or transferee shall expressly assume in writing the obligations of Buyer hereunder.

Section 9.9        Cooperation. Each Party shall take actions, execute documents and otherwise cooperate with the other Party as reasonably requested by, and at the expense of, the other Party, in order to carry out the intent and purpose of this Agreement.

Section 9.10       No Third Party Beneficiaries. This Agreement is not intended to benefit and may not be enforced by any Person other than the Parties and their respective successors and permitted assigns.

Section 9.11       Relationships of Parties. The relationship between Buyer and Seller with respect to the Transaction is solely that of a buyer and seller contracting with each other at arm's length in the ordinary course of their respective businesses. Neither Party is a trustee or agent for the other Party, is a partner of or joint venturer with the other Party, has fiduciary or similar duties to the other Party relating to the Transaction, or has any other special relationship with the other Party. Each Party and its Related Parties may have past, current and future business and other relationships with a Borrower Party and its Related Parties, and with the other Party and its Related Parties, with no obligation to disclose them to the other Party in connection with the Transaction.

Section 9.12         Treatment of Transaction. Each Party shall reflect the Transaction on its books, records and tax returns as the purchase and sale of a commercial loan secured directly or indirectly by real property, and not as the purchase and sale of a security or as a loan by Buyer to Seller.

Section 9.13        Survival. All provisions of this Agreement shall survive the Closing, subject to the specific limitations expressly set forth herein.

Section 9.14        Governing Law. This Agreement and all Claims shall be governed by the internal laws of the State of New York.

Section 9.15        Waiver of Jury Trial. Each Party: (a) irrevocably and unconditionally WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY in any legal action or proceeding directly or indirectly based upon, arising out of or related to Transaction-Related Matters, to the fullest extent permitted by Applicable Law, (b) acknowledges that neither the other Party nor a Related Party of the other Party has represented in any manner that the other Party would not seek to enforce the foregoing waiver, and (c) acknowledges that it and the other Party have each been induced to enter into this Agreement by, among other things, the mutual waivers and acknowledgements in this Section 9.15.

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Section 9.16     Jurisdiction. Each Party: (a) irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan, or the courts of the State of New York located in the County of New York, for any legal action or proceeding directly or indirectly based upon, arising out of or related to Transaction-Related Matters, and (b) waives any objection it may currently or in the future have that any such court is an inappropriate venue, is an inconvenient forum or does not have personal jurisdiction over it.

Section 9.17         Exhibits. This Agreement has the following Exhibits:

Exhibit A – Loan Documents

Exhibit B-1 – Form of Assignment of Loan Documents

Exhibit B-2 – Form of Assignment of Security Instrument

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Agreement Date.

(Signatures pages follow)

25

EXECUTION VERSION

Seller:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeff Cheng
Name:	Jeff Cheng
Title:	Vice President

Address for Notices (See Section 9.1):

Wells Fargo Bank, National Association

10 South Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention: David Bernas

Email: bernasdr@wellsfargo.com

With a copy to:

c/o Wells Fargo Bank, National Association

10 South Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention: Jeff Cheng

Email: jeff.cheng@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association

One Wachovia Center

301 South College Street

MAC: D1053-300

Charlotte, NC 28288

Attention: Richard L. Ferrell, Senior Counsel

Email: Richard.L.Ferrell@wellsfargo.com

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: John M. Rafkin

Email: jrafkin@sidley.com

Buyer:

AQUA PROPERTY NT-HCI, LLC,
a Delaware limited liability company

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer

Address for Notices (See Section 9.1):

Doug Bath

NorthStar Realty Healthcare

2 Bethesda Metro Center, Suite 1300

Bethesda, MD 20814

E-mail: dbath@nrfc.com

Ronald J. Lieberman

NorthStar Realty Finance

399 Park Avenue

New York, NY 10022

E-mail: rlieberman@nrfc.com

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Harry R. Silvera, Esq.

E-mail: harry.silvera@friedfrank.com